EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the 1998 Incentive Compensation Plan of American Express Company (the "Company"), for the registration of 52,970,000 common shares (which includes 17,970,000 shares registered but not issued under the Company's 1989 Long-Term Incentive Plan), of our report dated February 5, 1998, with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/  Ernst & Young LLP


New York, New York
May 14, 1998

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